UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION
13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 7, 2008 (May 1, 2008)

FIVE STAR QUALITY CARE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

1-16817	04-3516029
(Commission File No.)	(IRS Employer Identification No.)

400 Centre Street, Newton, Massachusetts	02458
(Address of Principal Executive Offices)	(Zip Code)

617-796-8387
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On May 7, 2008, Five Star Quality Care, Inc., or the Company, issued a press release setting forth the Company’s results of operations and financial condition as of and for the quarter and three months ended March 31, 2008.

A copy of the Company’s press release is furnished as Exhibit 99.1 hereto.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 1, 2008, the Company entered into a consulting agreement, or the Agreement, with Evrett W. Benton, who, as previously announced, stepped down as the Company’s Chief Executive Officer, effective May 1, 2008.  The Agreement provides that Mr. Benton will provide up to 100 hours per calendar year of consulting services to the Company from the date of the Agreement through November 30, 2011.  During the term of Agreement, the Company will pay Mr. Benton $408,500, one half on May 1, 2008 and one half on February 2, 2009.  The Agreement contains standard restrictive covenants relating to non-competition, confidentiality and non-solicitation of employees and a provision clarifying that the restricted stock Mr. Benton has previously been awarded under various restricted share agreements with the Company will continue to vest until the Agreement expires by its terms or is terminated.

A copy of the Agreement is filed as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Consulting Agreement dated May 1, 2008 between Five Star Quality Care, Inc. and Evrett W. Benton. (Filed herewith)

99.1	Press Release dated May 7, 2008. (Furnished herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE STAR QUALITY CARE, INC. By: /s/ Bruce J. Mackey Jr. Name: Bruce J. Mackey Jr. Title: President and Chief Financial Officer

Date: May 7, 2008